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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    Form 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) February 3, 2000


                            SOUTHWEST GAS CORPORATION
             (Exact name of registrant as specified in its charter)


               California                      1-7850            88-0085720
     (State or other jurisdiction of         (Commission      (I.R.S. Employer
     incorporation or organization)          File Number)    Identification No.)

       5241 Spring Mountain Road
         Post Office Box 98510
           Las Vegas, Nevada                                     89193-8510
(Address of principal executive offices)                         (Zip Code)


       Registrant's telephone number, including area code: (702) 876-7237





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Item 5.  Other Events

Northern California Expansion Project. In 1995, Southwest Gas Corporation (Southwest) initiated a multi-year, three-phase construction project to expand its northern California service territory and extend service into Truckee, California. The California Public Utilities Commission (CPUC) established a $29.1 million cost cap for the project. Cost overruns experienced during the construction of Phase II of the project led Southwest to pursue regulatory and legal avenues aimed at minimizing its regulatory disallowance exposure. See
Note 11 of the Notes to Consolidated Financial Statements in the 1998 Annual Report to Shareholders for additional background information.

In April 1999, following six months of mediation, Southwest and the town of Truckee negotiated a settlement agreement and mutual release (Agreement) that reconciles disputes and claims against each other. The Agreement provides for natural gas service to be offered to all areas of Truckee, California, consistent with the original scope of the project. The estimated remaining cost to complete the project was reduced from $25 million to approximately
$18 million based on construction bids received. Service to potential customers in certain areas would be provided pursuant to mains and services extension rules. Southwest agreed to provide a $2 million subsidy to assist customers in covering the mains and services extension costs. Southwest also agreed not to file a general rate case applicable to its California service territories to be effective before January 1, 2002.

In June 1999, Southwest and the town of Truckee filed the Agreement as part of a joint petition with the CPUC to modify the certificate of public convenience and necessity granted in 1995 and the related cost recovery mechanism.

On February 3, 2000, the CPUC approved the joint petition, including the terms and conditions of the Agreement, with the modifications that Southwest file a project status report within two months following each construction season through project completion, and that the project be completed with due diligence, but in no event later than January 1, 2004, subject to delays in construction for any cause beyond the control of Southwest. All parties have consented to the Agreement and accepted the modifications ordered by the CPUC.

Based on the approval of the joint petition, Southwest's regulatory disallowance exposure was reduced from $17 million to $2 million. A $2 million pretax charge was recognized in the fourth quarter of 1999, representing the customer subsidy for mains and services extension costs Southwest has committed to provide. Southwest expects to complete the project by January 1, 2004, at or under the current cost estimate. Therefore, no additional write-offs related to the expansion project are anticipated.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           SOUTHWEST GAS CORPORATION




Date: February 8, 2000                        /s/ EDWARD A. JANOV
                                         -----------------------------
                                                Edward A. Janov
                                         Vice President/Controller and
                                           Chief Accounting Officer